EXHIBIT 99.1

                                               Susan Glatthorn Johnson
                                               Senior Vice President
                                               Echelon International Corporation
                                               Phone:  727-803-8250
                                               E-mail: sjohnson@echelonintl.com

                                               Cynthia L. Sanders
                                               Manager of Financial Reporting
                                               Echelon International Corporation
                                               Phone:  727-803-8231

FOR IMMEDIATE RELEASE                          E-mail:  csanders@echelonintl.com



                  ECHELON INTERNATIONAL CORPORATION TO EXPLORE
              STRATEGIC ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE

                  St. Petersburg, FL, September 9, 1999 -- Echelon International Corporation (NYSE:EIN) announced today that its Board of Directors has been involved in a process to explore and review strategic alternatives to maximize shareholder value for which it has retained Donaldson, Lufkin & Jenrette Securities Corporation as its financial advisor. The Company has investigated and continues to investigate a range of options, including the possible sale or break-up of the Company or continuing to operate the business in accordance with its strategic plan. There is no assurance that any transaction will result from this exploration process.

                  Echelon International Corporation is a real estate company which develops, owns and manages multi-family residential and commercial real estate. The Company also owns and manages a portfolio of financial assets consisting primarily of leased aircraft and other assets and collateralized financings of commercial real estate and aircraft. The Company is continuing to withdraw from the aircraft and real estate lending business and focus on its core real estate operations.


                                      # # #